Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE

OF INCORPORATION OF

EAGLE DE, INC.

(Originally incorporated on March 17, 2005)

ARTICLE I

The name of this corporation is Eagle DE, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE II

The registered office of this Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington (19801), County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 405,000,000 shares, consisting of (i) 400,000,000 shares of Common Stock, $.01 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $.01 par value per share (“Preferred Stock”).

B. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

ARTICLE V

Unless and except to the extent that the By-laws of this Corporation shall so require, the election of directors need not be by written ballot.

ARTICLE VI

In furtherance of and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal the By-Laws adopted or amended by the Board of Directors; provided, however, that, notwithstanding the fact that a lesser percentage may be specified by law, the By-Laws shall not be altered, amended or repealed by the stockholders of the Corporation except by the affirmative vote of holders of not less than seventy-five percent (75%) of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-Laws, each as amended, and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation, the affirmative vote of seventy-five percent (75%) of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors shall be required to amend or repeal, or to adopt any provisions inconsistent with the purpose or intent of, this Article VI.

ARTICLE VII

Except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX

This Article is inserted for the management of the business and for the conduct of the affairs of the Corporation

1. Number; Election and Qualification of Directors. The number of directors which shall constitute the whole Board of Directors shall be determined by resolution of the Board of Directors, but in no event shall be less than three. The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. The directors need not be stockholders of the Corporation.

2. Terms of Office. Except as provided in Section 3 of this Article IX, each director shall serve for a term ending on the date of the first annual meeting following the election of such director; provided, however, that the term of each director shall be subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal.

3. Removal. Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, except to the extent a different vote is required by law.

4. Vacancies. Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of directors, subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal.

5 . Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before either an annual or special meeting of stockholders shall be given in the manner provided by the By-Laws of this Corporation.

ARTICLE X

1. Dividends. The Board of Directors shall have authority from time to time to set apart out of any assets of the Corporation otherwise available for dividends a reserve or reserves as working capital or for any other purpose or purposes, and to abolish or add to any such reserve or reserves from time to time as said board may deem to be in the interest of the Corporation; and said Board shall likewise have power to determine in its discretion, except as herein otherwise provided, what part of the assets of the Corporation available for dividends in excess of such reserve or reserves shall be declared in dividends and paid to the stockholders of the Corporation.

2. Location of Meetings, Books and Records. Except as otherwise provided in the By-laws, the stockholders of the Corporation and the Board of Directors may hold their meetings and have an office or offices outside of the State of Delaware and, subject to the provisions of the laws of said State, may keep the books of the Corporation outside of said State at such places as may, from time to time, be designated by the Board of Directors or by the By laws of this Corporation.

Article XI

Stockholders of the Corporation may not take any action by written consent in lieu of a meeting. Notwithstanding any other provisions of law, this Certificate of

Incorporation or the By-Laws, each as amended, and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or· the By-Laws of the Corporation, the affirmative vote of seventy-five percent (75%) of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors shall be required to amend or repeal, or to adopt any provisions inconsistent with the purpose or intent of, this Article XI.

ARTICLE XII

Special meetings of stockholders may be called at any time by only the Chairman of the Board of Directors, the Chief Executive Officer (or if there is no Chief Executive Officer, the President), or by the Board of Directors of the Corporation pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-Laws, each as amended, and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By Laws of the Corporation, the affirmative vote of seventy-five percent (75%) of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors shall be required to amend or repeal, or to adopt any provisions inconsistent with the purpose or intent of, this Article XII.

ARTICLE XIII

The Corporation expressly elects to be governed by Section 203 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Certificate of Incorporation, as amended, of this Corporation and which has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, has been executed by its duly authorized officer this 5th day of August, 2005.

EAGLE DE, INC.

By:	/s/ James E. Dauwalter
Name:	James E. Dauwalter
Title:	Chief Executive Officer

CERTIFICATE OF MERGER

MERGING

ENTEGRIS, INC. INTO

EAGLE DE, INC.

Pursuant to Section 252 of the

Delaware General Corporation Law

The undersigned corporation organized and existing under and by virtue of the Delaware General Corporation Law,

Does hereby CERTIFY that:

FIRST: The name and state of incorporation of each of the constituent corporations in the merger are as follows:

Name	State of Incorporation

Entegris, Inc.	Minnesota

Eagle DE, Inc.	Delaware

SECOND: An Agreement and Plan of Merger (the “Agreement and Plan of Merger”) between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252 of the Delaware General Corporation Law.

THIRD: Eagle DE, Inc. shall be the surviving corporation. Pursuant to the Agreement and Plan of Merger, Article I of the Amended and Restated Certificate of Incorporation of Eagle DE, Inc. is amended by virtue of the merger to read as follows: “The name of this corporation is Entegris, Inc. (hereinafter referred to as the “Corporation”).” Consequently, the name of the surviving corporation shall be Entegris, Inc.

FOURTH: The Amended and Restated Certificate of Incorporation of the surviving corporation, Eagle DE, Inc., as amended as set forth in paragraph Third of this Certificate of Merger, shall constitute the Amended and Restated Certificate of Incorporation, as amended, of the surviving corporation.

FIFTH: The executed Agreement and Plan of Merger is on file at an office of the surviving corporation, the address of which is 3500 Lyman Boulevard, Chaska, Minnesota 55318.

SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of either constituent corporation.

SEVENTH: The authorized capital stock of the constituent corporation Entegris, Inc. consists of 200,000,000 shares of Common Stock, par value $.01 per share.

EIGHTH: The merger shall be effective at 12:01 a.m., Eastern Daylight Time, on August 6, 2005.

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IN WITNESS WHEREOF, Eagle DE, Inc. has caused this Certificate of Merger to be executed by its duly authorized officer this 5th day of August, 2005.

EAGLE DE, INC.

By:	/S/ James E. Dauwalter
Name:	James E. Dauwalter
Title:	Chief Executive Officer

CERTIFICATE OF MERGER

MERGING

MYKROLIS CORPORATION

INTO

ENTEGRIS, INC.

Pursuant to Section 251 of the

Delaware General Corporation Law

The undersigned corporation organized and existing under and by virtue of the Delaware General Corporation Law,

Does hereby CERTIFY that:

FIRST: The name and state of incorporation of each of the constituent corporations in the merger are as follows:

Name	State of Incorporation

Mykrolis Corporation	Delaware

Entegris, Inc.	Delaware

SECOND: An Agreement and Plan of Merger (the “Agreement and Plan of Merger”) between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the Delaware General Corporation Law.

THIRD: Entegris, Inc. shall be the surviving corporation.

FOURTH: The Amended and Restated Certificate of Incorporation of the surviving corporation, Entegris, Inc, as amended, shall constitute the Amended and Restated Certificate of Incorporation, as amended, of the surviving corporation.

FIFTH: The executed Agreement and Plan of Merger is on file at an office of the surviving corporation, the address of which is 3500 Lyman Boulevard, Chaska, Minnesota 55318.

SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of either constituent corporation.

SEVENTH: The merger shall be effective at 12:02 a.m., Eastern Daylight Time, on August 6, 2005.

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IN WITNESS WHEREOF, Entegris, Inc. has caused this Certificate of Merger to be executed by its duly authorized officer this 5th day of August, 2005.

Entegris, Inc.

By:	/s/ John D. Villas
Name:	John D. Villas
Title:	Chief Financial Officer

CERTIFICATE OF DESIGNATIONS OF SERIES A JUNIOR

PARTICIPATING PREFERRED CAPITAL STOCK

OF

ENTEGRIS, INC.

(Pursuant to Section 151 of the Delaware General Corporation Law)

Entegris, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation, in accordance with the provisions of Section 151 of the General Corporation Law at a meeting duly called and held and is in full force and effect:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the “Board of Directors” or the “Board”) in accordance with the provisions of its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), a series of Preferred Capital Stock, par value one cent ($0.01) per share (as such par value may be changed from time to time, the “Preferred Shares” or “Preferred Stock”), of the Corporation be, and it hereby is, created and that the designation and number of shares thereof and the relative rights, preferences and limitations of the shares of such series, are as follows:

1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Capital Stock” (the “Series A Preferred Shares”), and the number of shares constituting such series shall be two million five hundred thousand (2,500,000). The number of shares constituting such series may, unless prohibited by the Certificate of Incorporation or by applicable law of the State of Delaware, be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of Series A Preferred Shares to a number less than the number of shares then outstanding plus the number of shares issuable upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Shares.

2. Dividends and Distributions.

(i) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock ranking prior and superior to the Series A Preferred Shares), the holders of Series A Preferred Shares, in preference to the holders of Common Stock, par value one cent ($0.01) per share (the “Common Shares” or “Common Stock”) and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first business day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Series A Preferred Share, or fraction thereof, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, one hundred (100) times the aggregate per share amount of all cash dividends, and one hundred (100) times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Series A Preferred Share, or fraction thereof. In the event the Corporation shall at any time after August 8, 2005 declare or pay any dividend on shares of Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend on shares of Common Stock payable in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of Series A Preferred Shares were entitled immediately before such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event.

(ii) The Corporation shall declare a dividend or distribution on the Series A Preferred Shares as provided in subparagraph (i) of this paragraph 2 simultaneously with its declaration of a dividend or distribution on the shares of Common Stock (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock); provided that, if no dividend or distribution shall have been declared on the shares of Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Shares shall nevertheless be payable, out of funds legally available for such purpose, on such subsequent Quarterly Dividend Payment Date.

(iii) Dividends shall begin to accrue and be cumulative on outstanding Series A Preferred Shares from the Quarterly Dividend Payment Date immediately preceding the date of issue of such Series A Preferred Shares, unless the date of issue of such shares is before the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares outstanding at that time. The Board of Directors may fix a record date for the determination of holders of Series A Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than sixty (60) days before the date fixed for the payment thereof.

3. Voting Rights. The holders of Series A Preferred Shares shall have the following voting rights:

(i) Subject to the provision for adjustment hereinafter set forth, each Series A Preferred Share shall entitle the holder thereof to one hundred (100) votes on all matters submitted to a vote of the stockholders of the Corporation. If the Corporation shall at any time after August 8, 2005 declare or pay any dividend on Common Stock payable in Common Stock, or effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of Series A Preferred Shares were entitled immediately before such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event.

(ii) Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or by law, the holders of Series A Preferred Shares and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of the stockholders of the Corporation.

(iii) Except as otherwise provided herein or by law, the holders of Series A Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights as set forth herein) for taking any corporate action.

4. Certain Restrictions.

(i) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Shares as provided in paragraph 2 hereof are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Preferred Shares outstanding shall have been paid in full, the Corporation shall not:

(a) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares;

(b) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except dividends paid ratably on the Series A Preferred Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(c) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares; or

(d) redeem or purchase or otherwise acquire for consideration any Series A Preferred Shares, or any shares of stock ranking on a parity with the Series A Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(ii) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph (i) of this paragraph 4, purchase or otherwise acquire such shares at such time and in such manner.

5. Reacquired Shares. Any Series A Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. The Corporation shall take all such actions as are necessary to cause all such shares to become authorized but unissued shares of Preferred Stock that may be reissued as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein or in the Certificate of Incorporation, including any Certificate of Designations creating a series of Preferred Stock or any similar stock, or as otherwise required by law.

6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares unless, prior thereto, the holders of Series A Preferred Shares shall have received the greater of (i) $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to one hundred (100) times the aggregate amount to be distributed per share to holders of Common Stock, or (b) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except distributions made ratably on the Series A Preferred Shares and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. If the Corporation shall at any time after August 8, 2005 declare or pay any dividend on the shares of Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of Series A Preferred Shares were entitled immediately before such event under clause (a)(ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event.

7. Consolidation, Merger, Exchange, etc. If the Corporation shall enter into any consolidation, merger, combination, or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, money and/or any other property, then in any such case the Series A Preferred Shares shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to one hundred (100) times the aggregate amount of stock, securities, money and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. If the Corporation shall at any time after August 8, 2005 declare or pay any dividend on shares of Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend on shares of Common Stock payable in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event.

8. Amendment. The Certificate of Incorporation shall not be amended in any manner, including in a merger or consolidation, which would alter, change, or repeal the powers, preferences or special rights of the Series A Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least two thirds of the outstanding Series A Preferred Shares, voting together as a single class.

9. No Redemption. The Series A Preferred Shares shall not be redeemable.

10. Rank. The Series A Preferred Shares shall rank junior with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up to all other series of the Corporation’s Preferred Stock hereafter issued that specifically provide that they shall rank senior to the Series A Preferred Shares.

11. Fractional Shares. Series A Preferred Shares may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Shares.

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IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its Chief Financial Officer, all as of the 8th day of August, 2005.

ENTEGRIS, INC.

By:	/s/ John D. Villas
Name:	John D. Villas
Title:	Chief Financial Officer